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   COMSTOCK
         RESOURCES


          For Immediate Release                                 NEWS RELEASE



     Contact: Roland O. Burns
              Senior Vice President
              (214) 701-2000



                         COMSTOCK RESOURCES, INC. TO ACQUIRE
                             BLACK STONE OIL COMPANY AND
                        OIL & GAS PROPERTIES FOR $103 MILLION


DALLAS, TX, January 22, 1996--COMSTOCK RESOURCES, INC. ("Comstock")(NASDAQ-NMS:CMRE) today announced that Comstock has entered into letters of intent to acquire BLACK STONE OIL COMPANY and the interests of additional working interest owners in certain producing oil and gas properties as well as a substantial interest in undeveloped oil and gas leases located in East Texas for total cash consideration of approximately $103 million. Black Stone Oil Company is a privately held company based in Houston, Texas and is the operator of the oil and gas properties being acquired. The acquisition is subject to the parties executing mutually agreeable purchase and sale agreements, clearance by certain governmental authorities and to Comstock obtaining acceptable financing. Comstock would be acquiring interests in 18 producing oil and gas wells. Comstock estimates that proved oil and gas reserves attributable to the interests to be acquired are approximately 92 billion cubic feet of natural gas and 5 million barrels of oil, as of January 1, 1996, the effective date of the acquisition.

     Comstock Resources, Inc. is a rapidly growing independent energy company engaged in oil and gas property acquisitions and oil and gas exploration, development, and production in the United States.